Exhibit 99.2
Report of Independent Auditors

Trump Indiana, Inc.:

We have audited the accompanying balance sheets of Trump Indiana, Inc. as of December 31, 2004 and 2003 and the related statements of operations, capital and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Indiana, Inc. at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has experienced increased competition, incurred significant recurring losses from operations, has an accumulated deficit and has filed a voluntary petition seeking to reorganize under Chapter 11 of the federal bankruptcy laws. Such circumstances raise substantial doubt about its ability to continue as a going concern. Although the Company is currently operating as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things: (1) the ability of the Company to maintain compliance with all terms of its current debt structure; (2) the ability of the Company to generate cash from operations and to maintain adequate cash on hand; (3) the resolution of the uncertainty as to the amount of claims that will be allowed; (4) the ability of the Company to confirm a plan of reorganization under the Bankruptcy Code and obtain the required debt and equity financing to emerge from bankruptcy protection; and (5) the Company’s ability to achieve profitability. Management’s plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                    /s/ Ernst & Young LLP

March 30, 2005,
except for the twenty-second paragraph of Note 1
as to which the date is April 5, 2005

TRUMP INDIANA, INC.

Balance Sheets

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$9,494,000	$11,386,000
Accounts receivable, net of allowance for doubtful accounts of $117,000 and $91,000, respectively	739,000	970,000
Inventories	95,000	326,000
Surety bond and related interest	2,190,000	2,230,000
Prepaid expenses and other current assets	980,000	1,113,000
Total current assets	13,498,000	16,025,000
Property and equipment:
Building and improvements	14,634,000	14,745,000
Riverboat and improvements	36,099,000	34,240,000
Furniture, fixtures and equipment	45,992,000	46,739,000
	96,725,000	95,724,000
Less accumulated depreciation and amortization	44,986,000	41,113,000
Net property and equipment	51,739,000	54,611,000
Other assets:
Investment in Buffington Harbor Riverboats, LLC	27,433,000	29,743,000
Prepaid rent to Buffington Harbor Parking Associates	8,801,000	8,801,000
Other assets, net	213,000	4,506,000
Total other assets	36,447,000	43,050,000
Total assets	$101,684,000	$113,686,000
Liabilities and Capital
Current liabilities:
Current maturities of long-term debt	$960,000	$3,476,000
Due to affiliates	(19,014,000)	(4,621,000)
Accounts payable and accrued expenses	38,561,000	16,163,000
Obligation to City of Gary	3,705,000	4,975,000
Total current liabilities	24,212,000	19,993,000
Long-term debt, net of current maturities	60,000	961,000
Long-term debt, subject to compromise (see Note 1)	50,558,000	50,558,000
Total liabilities	74,830,000	71,512,000
Capital:
Common stock, no par value, 1,500 shares authorized, 100 shares issued and outstanding	1,000	1,000
Additional paid-in capital	61,801,000	61,801,000
Accumulated deficit	(34,948,000)	(19,628,000)
Total capital	26,854,000	42,174,000
Total liabilities and capital	$101,684,000	$113,686,000

See accompanying notes.

TRUMP INDIANA, INC.

Statements of Operations

	Year Ended December 31,
	2004	2003	2002
Revenues:
Gaming	$140,602,000	$134,851,000	$128,747,000
Hotel	3,204,000	3,281,000	3,331,000
Food and beverage	3,150,000	3,068,000	2,891,000
Other	1,962,000	1,941,000	1,910,000
Gross revenues	148,918,000	143,141,000	136,879,000
Less promotional allowances	11,250,000	14,736,000	12,877,000
Net revenues	137,668,000	128,405,000	124,002,000
Cost and expenses:
Gaming	72,443,000	68,335,000	63,038,000
Hotel	2,023,000	1,932,000	1,705,000
Food and beverage	4,718,000	4,537,000	4,421,000
General and administrative	31,547,000	36,577,000	28,184,000
Reorganization expense (see Note 1)	2,132,000	—	—
Depreciation and amortization	7,614,000	7,288,000	6,250,000
	120,477,000	118,669,000	103,598,000
Income from operations	17,191,000	9,736,000	20,404,000
Nonoperating income (expense):
Interest income	(14,000)	429,000	273,000
Interest expense	(8,763,000)	(7,011,000)	(3,951,000)
Loss on debt retirement	—	(1,820,000)	—
Other nonoperating income (expense)	573,000	(20,000)	1,219,000
Nonoperating expense, net	(8,204,000)	(8,422,000)	(2,459,000)
Income before equity in loss from Buffington Harbor Riverboats, LLC, and income taxes	8,987,000	1,314,000	17,945,000
Equity in loss from Buffington Harbor Riverboats, LLC	(2,449,000)	(2,396,000)	(2,448,000)
Provision for income taxes	(21,858,000)	—	—
Net income (loss)	$(15,320,000)	$(1,082,000)	$15,497,000

See accompanying notes.

TRUMP INDIANA, INC.

Statements of Capital
Years Ended December 31, 2004, 2003 and 2002

					Accumulated
	Shares of		Additional		Other
	Common		Paid-In	Accumulated	Comprehensive
	Stock	Amount	Capital	Deficit	Loss	Total
Balance, December 31, 2001	100	$1,000	$61,801,000	$(34,043,000)	$(372,000)	$27,387,000
Comprehensive income:
Net Income	—	—	—	15,497,000	—	15,497,000
Adjustment for interest rate swap	—	—	—	—	(566,000)	(566,000)
Total Comprehensive income						14,931,000
Balance, December 31, 2002	100	1,000	61,801,000	(18,546,000)	(938,000)	42,318,000
Comprehensive loss:
Net loss	—	—	—	(1,082,000)	—	(1,082,000)
Adjustment for interest rate swap	—	—	—	—	938,000	938,000
Total comprehensive loss						(144,000)
Balance, December 31, 2003	100	1,000	61,801,000	(19,628,000)	—	42,174,000
Net loss	—	—	—	(15,320,000)	—	(15,320,000)
Balance, December 31, 2004	100	$1,000	$61,801,000	$(34,948,000)	$—	$26,854,000

See accompanying notes.

Trump Indiana, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$(15,320,000)	$(1,082,000)	$15,497,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,614,000	7,288,000	6,250,000
Amortization of loan costs	340,000	409,000	450,000
Provision for doubtful accounts	383,000	189,000	203,000
Equity in loss from Buffington Harbor, LLC	2,449,000	2,396,000	2,448,000
Reorganization expense	1,937,000	1,820,000	—
Changes in operating assets and liabilities:
Decrease (increase) in surety bond interest receivable	40,000	(412,000)	1,201,000
Increase in accounts receivable	(153,000)	(50,000)	(162,000)
Decrease (increase) in inventories	231,000	6,000	(95,000)
Decrease (increase) in prepaid expenses and other current assets	133,000	(82,000)	(436,000)
Decrease in other assets	193,000	297,000	3,444,000
(Decrease) increase in accounts payable and accrued expenses	(1,795,000)	6,647,000	(2,813,000)
Increase in state income tax payable	21,858,000	—	—
(Decrease) in due to affiliates	(12,056,000)	(1,808,000)	(10,151,000)
(Decrease) in obligation to City of Gary	(1,271,000)	—	(4,793,000)
Net cash provided by operating activities	4,583,000	15,618,000	11,043,000
Cash flows from investing activities
Investment in Buffington Harbor Riverboats, LLC	(139,000)	(297,000)	(401,000)
Purchase of property and equipment	(2,831,000)	(1,780,000)	(9,910,000)
Net cash used in investing activities	(2,970,000)	(2,077,000)	(10,311,000)
Cash flows from financing activities
Debt issuance costs	—	(2,453,000)	(208,000)
Repayments of debt	(3,505,000)	(25,259,000)	(7,535,000)
Proceeds from borrowing	—	17,660,000	3,045,000
Net cash used in financing activities	(3,505,000)	(10,052,000)	(4,698,000)
Net increase (decrease) in cash and cash equivalents	(1,892,000)	3,489,000	3,966,000
Cash and cash equivalents, beginning of year	11,386,000	7,897,000	11,863,000
Cash and cash equivalents, end of year	$9,494,000	$11,386,000	$7,897,000

See accompanying notes.

TRUMP INDIANA, INC.

Notes to Financial Statements
Years Ended December 31, 2004, 2003 and 2002

(1) Organization and Operations

Prior to March 25, 2003, Trump Indiana, Inc. (the “Company”) was a wholly owned subsidiary of Trump Hotels and Casino Resorts Holdings, L.P. (“THCR Holdings”). On March 25, 2003, Trump Casino Holdings (“TCH”) was capitalized as a wholly owned subsidiary of THCR Holdings and, simultaneously, Trump Indiana, Inc. (along with Trump Marina Associates, L.P. and THCR Management Services) became wholly owned subsidiaries of TCH. THCR Holdings is owned approximately 63.4% by Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”), as both a general and limited partner, and approximately 36.6% by Donald J. Trump as a limited partner. THCR is a publicly held company whose common stock is traded on The New York Stock Exchange under the symbol “DJT.”

The Company operates a riverboat (the “Riverboat”) and a 300-room hotel located at Buffington Harbor on Lake Michigan, approximately 25 miles southeast of downtown Chicago. The Riverboat is one of 11 riverboat gaming projects permitted under current Indiana law and one of five located in northern Indiana.

The Company and the Majestic Star Casino, LLC (“Barden”) are the two holders of certificates of suitability for Buffington Harbor and each owns 50% of Buffington Harbor Riverboats, LLC (“BHR”). The Company and Barden have entered into an agreement (the BHR Agreement) relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of the Company’s and Barden’s separate riverboat casinos as Buffington Harbor. The Company and Barden are equally responsible for the operating expenses of the common land-based facilities at such site. There can be no assurance that the Company and/or Barden will be able to fund their respective share of future capital contributions or operating expenses.

TCH has incurred recurring operating losses, which totaled $15.7 million, $27.1 million and $76.6 million during the years ended December 31, 2002, 2003 and 2004, respectively, and had a working capital deficit of $29.9 million at December 31, 2004. The recurring operating losses are primarily the result of substantial debt service obligations on outstanding indebtedness. Additionally, TCH has experienced increased competition and other challenges in its markets. Due to these factors, TCH has not been able to expand its operations or reinvest in the maintenance of its owned properties, including Trump Indiana, at desired levels. TCH’s cash flows have generally been sufficient to fund operations and make interest payments when due (although, with respect to the interest payment scheduled to be paid on the TAC Notes on May 1, 2004 and on the TCH Notes on September 15, 2004, THCR utilized the thirty-day grace periods provided under the applicable indentures and delayed payment until May 27, 2004 and October 14, 2004, respectively, and in contemplation of filing the Chapter 11 cases, THCR did not make the interest payment scheduled to be paid on the TAC Notes on November 1, 2004 or the TCH Second Priority Notes on March 15, 2005). Nonetheless, THCR’s core businesses have not generated cash flows necessary to reinvest in the maintenance or expansion of the Company’s hotel and casino properties at levels consistent with those of its competitors.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

On October 21, 2004, THCR, TAC, TCH and certain of their affiliates entered into a restructuring support agreement (the “Restructuring Support Agreement”) with certain holders of the TAC Notes and TCH Notes and Donald J. Trump, as a beneficial owner of the Company’s debt and equity securities. THCR’s participation in this recapitalization process was overseen by the special committee comprised of the Company’s independent directors. The Restructuring Support Agreement provides for, among other things, a restructuring of THCR’s approximately $1.8 billion aggregate principal amount of public indebtedness and a recapitalization of THCR’s capital structure.

Chapter 11 Filing

On November 21, 2004, THCR and its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (Case Nos. 04-46898 through 04-46925). Information concerning the cases is available on the Debtors’ website at www.THCRrecap.com (our website address provided in this annual report on Form 10-K is not intended to function as a hyperlink and the information on our website is not and should not be considered part of this report and is not incorporated by reference in this document). THCR remains in possession of its assets and properties, and continues to operate its business and manage its properties as “debtors-in-possession” pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

As a result of the Debtors’ chapter 11 filing, events of default may be deemed to have occurred under the indentures governing the TAC Notes and TCH Notes. As a result of such defaults, the principal amount plus accrued and unpaid interest on the TAC Notes and TCH Notes could be accelerated and become due and payable immediately, among other remedies. Due to the chapter 11 filing, however, the ability of creditors to seek remedies to enforce their rights are stayed and creditor rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. Furthermore, pursuant to the Restructuring Support Agreement, noteholders signatory to such agreement have agreed to support the prenegotiated plan of reorganization (the “Plan”) of the Debtors anticipated by THCR’s chapter 11 filing pursuant to the terms of such agreement, and have agreed not to exercise any rights under the indentures governing the TAC Notes or TCH Notes, except as consistent with such agreement.

THCR’s chapter 11 filing would also constitute an event of default under certain secured lease financing agreements (the “Capital Leases”) between PDS Gaming Corporation and certain of the Debtors. Under the Bankruptcy Code, however, the ability of creditors to seek remedies to enforce their rights under the Capital Leases and other agreements are stayed and creditor rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. In addition, THCR contemplates that the claims of certain secured creditors, including PDS Gaming Corporation with respect to the Capital Leases, will be unimpaired under the Plan.

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to continue to operate its business in the ordinary course and to reorganize its business for the benefit of its creditors. A debtor-in-possession under chapter 11 may not engage in transactions outside the ordinary course of business without approval of the bankruptcy court, after notice and an opportunity for a hearing. In addition to permitting the rehabilitation of the debtor, section 362 of the Bankruptcy Code generally provides for an automatic stay of substantially all judicial, administrative and other actions or proceedings against a debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor’s chapter 11 case. Also, the debtor may assume or reject pre-petition executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code and other parties to executory contracts or unexpired leases being rejected may assert rejection damage claims as permitted thereunder.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

The consummation of a plan of reorganization is a principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of the debtor. Subject to certain limited exceptions, an order of a bankruptcy court confirming a plan of reorganization discharges the debtor from any debt that arose prior to the date of confirmation of the plan, and substitutes therefore the obligations specified under the confirmed plan. On February 14, 2005, the Bankruptcy Court approved the Debtors’ disclosure statement (the “Disclosure Statement”), which summarizes the Plan, as containing adequate information, as such term is defined in section 1125 of the Bankruptcy Code, and authorized the Debtors to solicit votes from creditors and other stakeholders on whether or not to accept the Plan. The Debtors commenced such solicitation on February 22, 2005.

As set forth in the Plan, the Bankruptcy Court established February 9, 2005 as the record date for voting to accept or reject the Plan, and March 21, 2005 as the deadline for returning completed ballots (with the exception of securities held in “street name” (i.e., through a brokerage firm, trust company or other nominee), for which the deadline for submitting ballots to the applicable nominee was March 21, 2005, and the deadline for such nominee to return completed ballots to the Debtors’ voting agent was March 23, 2005). The voting agent for the Debtors has completed its preliminary tabulation of ballots submitted by eligible creditors and stakeholders to accept or reject the Plan. Based on such analysis, the Debtors believe they have received acceptances from significant majorities of classes entitled to vote on the Plan. In addition, on March 30, 2005, the Debtors, the official committee of THCR’s equity holders appointed in the Debtors’ chapter 11 cases (the “Equity Committee”), the informal committees of holders of TCH Notes and TAC Notes and Donald J. Trump executed a stipulation, pursuant to which the co-chairs of the Equity Committee, which hold over five million shares of THCR’s common stock and had originally voted against the Plan, agreed to withdraw such votes and instead vote in favor of the Plan, as amended. Based on such support, as well as the acceptances of the Plan already received, the Debtors believe they will receive acceptances from the requisite number and amount of claims and interests represented by creditors and stakeholders to confirm the Plan.

As part of the Plan, Mr. Trump would make a $55 million cash investment in the Debtors and contribute approximately $16.4 million principal amount of TCH Second Priority Notes owned by him (at 90% of the face amount thereof). Upon the consummation of the Plan, Mr. Trump would beneficially own 29.16% of the recapitalized Company’s common stock (and/or common stock equivalents) on a fully-diluted basis (excluding any shares reserved for insurance under management stock incentive plans), consisting of (i) approximately 9.12% in exchange for Mr. Trump’s $55 million cash investment, (ii) approximately 2.53% in exchange for Mr. Trump’s contribution of approximately $16.4 million aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (including interest accrued thereon), (iii) approximately 11.02% in return for entering into the trademark license agreement described below and agreeing to modifications to certain existing contractual relationships between Mr. Trump and the Debtors (including entering into a new services agreement with THCR), (iv) approximately 0.06% representing his existing equity interests after dilution upon the issuance of the recapitalized Company’s common stock, (v) approximately 3.5% issuable upon the exercise of certain ten-year warrants to be issued to Mr. Trump upon consummation of the Plan, having an exercise price equal to 1.5 times the per share purchase price at which Mr. Trump makes his $55 million investment and (vi) approximately 2.95% issuable upon exercise of the New Class A Warrants (as defined below) to be issued to Mr. Trump upon consummation of the Plan. Mr. Trump would also receive THCR Holdings’ 25% interest in the Miss Universe Pageant, which had no recorded net book value at December 31, 2004. The recapitalized Company would also enter into the following agreements with Mr. Trump:

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

• a services agreement that would have a three-year rolling term, pay Mr. Trump $2.0 million per year, plus a discretionary annual bonus, reimburse Mr. Trump for certain travel and customary administrative expenses incurred by Mr. Trump in his capacity as chairman, and terminate his existing executive agreement;

• an amended and restated trademark license agreement, which would grant THCR Holdings a perpetual, exclusive, royalty-free license to use Mr. Trump’s name and likeness in connection with the Debtors’ casino and gaming activities, subject to certain terms and conditions, and terminate Mr. Trump’s existing trademark license agreement with THCR;

• a three-year right of first offer agreement, pursuant to which the Trump Organization LLC, Mr. Trump’s controlled affiliate, would be granted a three-year right of first offer to serve as project manager, construction manager and/or general contractor with respect to construction and development projects for casinos, casino hotels and related lodging to be performed by third parties on the Debtors’ existing and future properties, subject to certain terms and conditions;

• a voting agreement that would determine the composition of the recapitalized Company’s board of directors for a certain period, subject to certain terms and conditions and applicable law; and

• an amended and restated partnership agreement of THCR Holdings, which would, among other things, require the affirmative vote of Mr. Trump with respect to the sale or transfer of one or more of THCR’s current properties; provided, however, that THCR could sell or transfer such properties without Mr. Trump’s consent if THCR Holdings indemnified Mr. Trump up to an aggregate of $100 million for the U.S. federal income tax consequences to Mr. Trump associated with such sale or transfer.

Recapitalized THCR would also adopt an amended and restated certificate of incorporation and bylaws, and certain other Debtors would also adopt amended and restated organizational documents.

Under the Plan, holders of TAC Notes would exchange their notes for approximately $777.3 million aggregate principal amount of New Notes (as defined below), approximately $384.3 million of common stock (approximately 63.69% of the shares of common stock of the recapitalized Company on a fully diluted basis (excluding any shares reserved for issuance under management stock incentive plans)), and an additional amount in cash equal to simple interest accrued on approximately $777.3 million of New Notes (as defined below) at the annual rate of 8.5% from the last scheduled date to which interest was paid with respect to the TAC Notes (or May 1, 2004) through the effective date of the Plan. In addition, on or following the first anniversary of the effective date, holders of TAC Notes would receive (i) the cash proceeds from the exercise of New Class A Warrants (as defined below), plus any interest accrued thereon and (ii) if any of the New Class A Warrants are not exercised, the shares of the recapitalized Company’s common stock reserved for issuance upon exercise of such warrants.

Holders of TCH First Priority Notes would exchange their notes for approximately $425 million aggregate principal amount of New Notes, $21.25 million in cash, approximately $8.5 million of common stock (approximately 1.41% of the shares of common stock of the recapitalized Company on a fully diluted basis (excluding any shares reserved for issuance under management stock incentive plans)), and an additional amount in cash equal to simple interest accrued on $425 million at the annual rate of 12.625% through the effective date of the Plan (such payments to be made on the regularly scheduled interest payment dates for the TCH First Priority Notes).

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

The unaffiliated holders of TCH Second Priority Notes would exchange their notes for approximately $47.7 million aggregate principal amount of New Notes, approximately $2.3 million in cash, approximately $2.1 million of common stock (approximately 0.35% of the shares of common stock of the recapitalized Company on a fully diluted basis (excluding shares reserved for issuance under management stock incentive plans) and an additional amount in cash equal to simple interest accrued on (i) $54.6 million at the annual rate of 18.625% from the last scheduled date to which interest was paid with respect to the TCH Second Priority Notes to the date that is ninety days after the petition date for the chapter 11 cases (or February 21, 2005), and (ii) approximately $47.7 million at the annual rate of 8.5% from the ninety-first day after the petition date (or February 22, 2005) through the effective date of the Plan.

THCR’s existing common stockholders (excluding Mr. Trump) would receive nominal amounts of common stock of the recapitalized Company (approximately 0.05% of the shares on a fully diluted basis (excluding shares reserved for issuance under management stock incentive plans)), and would receive New Class A Warrants to purchase up to approximately 5.34% of the recapitalized Company’s new common stock on a fully diluted basis, as described below. All existing options to acquire common stock of THCR or its affiliates would be cancelled. THCR’s common stockholders (excluding Mr. Trump) would also receive an aggregate of $17.5 million in cash, as well as the net proceeds of the sale of a parcel of land owned by THCR in Atlantic City, New Jersey constituting the former World’s Fair site, which may be developed for non-gaming related use and had a net book value of $17.9 million at December 31, 2004. The sale of such property would occur after the effective date of the Plan.

On the effective date, THCR would issue one-year warrants (the “New Class A Warrants”) to purchase shares of the recapitalized THCR’s common stock at an aggregate purchase price of $50 million, or approximately 8.29% of THCR’s fully diluted common stock (excluding any shares reserved for issuance under management stock incentive plans). THCR’s common stockholders (excluding Mr. Trump) would receive New Class A Warrants to purchase up to approximately 5.34% of the recapitalized Company’s common stock and Mr. Trump would receive the remaining Class A Warrants to purchase approximately 2.95% of recapitalized THCR’s common stock. Proceeds from the exercise of New Class A Warrants (plus any interest accrued thereon), and any shares reserved for issuance of such warrants that have not been exercised, would be distributed to holders of TAC Notes on or following the first anniversary of the effective date of the Plan.

The “New Notes” would be issued by THCR Holdings and THCR Funding, bear interest at an annual rate of 8.5% and have a ten-year maturity. The New Notes would be secured by a security interest in substantially all of the Debtors’ real property and incidental personal property and certain other assets of the Debtors, subject to liens securing a $500 million working capital facility (the “Exit Facility”) to be entered into on the effective date of the Plan and certain other permitted liens.

As part of the Plan, THCR would implement a 1,000 for 1 reverse stock split of the existing common stock of THCR, such that each 1,000 shares of common stock immediately prior to the reverse stock split would be consolidated into one share of new common stock of recapitalized THCR. The aggregate fractional share interests beneficially owned by each holder of existing shares of common stock would be rounded up to the nearest whole number.

On November 22, 2004, the Debtors entered into a debtor-in-possession financing (the “DIP Facility”) providing up to $100 million of borrowings during the Debtors’ chapter 11 cases, secured by a first priority priming lien on substantially all the assets of the Debtors, including the assets securing the TAC Notes and TCH Notes. On the effective date of the Plan, the Debtors expect to enter into the Exit Facility, which would be secured by a first priority security interest in substantially all the Debtors’ assets, senior to the liens securing the New Notes.

On April 5, 2005, the Bankruptcy Court entered an order (the “Order”) confirming the Debtors’ Plan originally filed with the Court on November 21, 2004 under chapter 11 of the United States Bankruptcy Code. The Debtors expect to effectuate the Plan in early May 2005. There can be no assurance, however, that the Debtors will emerge at this time or that the Debtors will realize any intended financial benefits under the Plan. If the Company is not successful in its financial restructuring efforts under the Plan or any alternative restructuring efforts, the Company will not be able to continue as a going concern.

Accounting Impact of Chapter 11 Filing

The accompanying consolidated financial statements have been prepared in accordance with AICPA Statement of Position No. (SOP) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The ability of the Company, both during and after the chapter 11 cases, to continue as a going concern is dependent upon, among other things, (i) the ability of the Company to successfully achieve required cost savings to complete its restructuring; (ii) the ability of the Company to maintain adequate cash on hand; (iii) the ability of the Company to generate cash from operations; (iv) the ability of the Company to confirm a plan of reorganization under the Bankruptcy Code and obtain emergence financing; (v) the ability of the Company to maintain its customer base; and (vi) the Company’s ability to achieve profitability. There can be no assurance that the Company will be able to successfully achieve these objectives in order to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

Liabilities subject to compromise in the accompanying consolidated balance sheets refer to certain of the liabilities of the Debtors incurred prior to the petition date of the      chapter 11 cases. In accordance with SOP 90-7, liabilities subject to compromise are recorded at the estimated amount that is expected to be allowed as pre-petition claims in the   chapter 11 proceedings and are subject to future adjustments. Adjustments may result from negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, proofs of claim, implementation of the Plan or other events. Liabilities subject to compromise consisted of the following as of December 31, 2004:

Non-current liabilities subject to compromise:

TCH Notes	$50,558,000

In order to record its debt instruments at the amount of claim expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, as of the chapter 11 petition date, the Company wrote off as reorganization expenses its deferred financing fees and unamortized debt discount associated with the TCH Notes in order to reflect such debt instruments at their par value. Reorganization expense also includes professional fees earned during the proceeding and other expenses directly associated with the bankruptcy process.

The following table summarizes reorganization expense for the year ended December 31, 2004:

Write-off of deferred financing costs	$1,291,000
Accretion of unamortized debt discount	645,000
Professional fees and expenses	196,000
$2,132,000

The Company’s parent incurred transaction fees associated with the refinancing and which were recorded as reorganization expense at the parent. Such fees have not been charged to the Company.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

The Company is required to accrue interest expense during the chapter 11 proceedings only to the extent that it is probable that such interest will be paid pursuant to the proceedings. The Company recognized interest expense subsequent to the filing date of the chapter 11 petitions with respect to the current terms of its debt and its capital lease obligations. The Plan may allow for a reduction in the amount of accrued interest to be paid upon the confirmation of the Plan.

Based on the current terms of the Plan, the Company believes it would qualify for and be required to implement the “Fresh Start” accounting provisions of SOP 90-7 upon emergence from bankruptcy, which would establish a “fair value” basis for the carrying value of the assets and liabilities of reorganized THCR. The application of “Fresh Start” accounting on the Company’s consolidated financial statements may result in material changes in the amounts and classifications of the Company’s non-current assets (including property and equipment). However, the potential impact cannot be determined at this time.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Gaming revenues represent the net win from gaming activities, which is the difference between amounts wagered and amounts won by patrons. Revenues from hotel and other services are recognized at the time the related services are performed.

The Company provides an allowance for doubtful accounts arising from casino activities, which is based upon a specific review of certain outstanding receivables as well as historical collection performance. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collections. Actual results could differ from those estimates and assumptions.

Promotional Allowances

The retail value of food and beverages and hotel rooms provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses and total $2,602,000, $2,952,000 and $2,582,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Promotional allowances also include volume-based cash rebates and coin given to patrons.

Cash discounts based upon a negotiated amount with each patron are recognized as a promotional allowance on the date the related revenue is recorded. Cash-back program awards that are given to patrons based upon earning points for future awards are accrued as the patron earns the points. The amount is recorded as a reduction of revenue in the statement of operations. When estimating the amount of the accrual, the Company calculates a redemption rate based upon historical redemption rates.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

The Company offers other incentive programs. These programs are monthly gifts and other promotional items. Management elects the type of gift and the person to whom it will be given. Since these awards are not cash awards, the Company records them as gaming expenses in the statement of operations. Such amounts are expensed on the date the award can be utilized by the patron.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

Property and Equipment

Property and equipment is carried at cost and depreciated on the straight-line method using rates based on the following estimated useful lives:

Buildings	40 years
Riverboat	30 years
Furniture, fixtures and equipment	3-7 years

Depreciation expense also includes amortization of assets under capital lease obligations.

Investment in Buffington Harbor Riverboats, LLC

The Company accounts for its investment in BHR under the equity method of accounting. In accordance with the BHR Agreement, the Company and Barden pay berthing and other fees in an amount to cover the operating expenses of BHR. Berthing fees and other fees paid are included in general and administrative expenses in the accompanying statements of operations.

Selected financial information of BHR is as follows:

	December 31,
	2004	2003
Cash	$311,000	$83,000
Total current assets	2,545,000	5,096,000
Property, plant, and equipment, net	57,199,000	61,882,000
Total assets	59,827,000	67,079,000
Total current liabilities	4,657,000	7,223,000
Total liabilities	4,962,000	7,612,000
Total members’ equity	54,865,000	59,467,000

	Year Ended December 31,
	2004	2003	2002
Gross revenues	$11,145,000	$18,435,000	$16,095,000
Operating loss	(4,899,000)	(4,785,000)	(4,795,000)
Net loss	(4,931,000)	(4,791,000)	(4,849,000)

In September 2000, Buffington Harbor Parking Associates (BHPA) was formed as a joint venture between Trump Indiana and Barden for the purpose of constructing and operating a parking garage (see Note 5).

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

Long-Lived Assets

In accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management assesses the carrying values of the Company’s assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from its use. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of demand, competition and other economic factors. In circumstances where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino. In estimating the fair value of an asset, management utilizes the prices of similar assets and the results of other valuation techniques.

Deferred Financing Costs

Financing costs, including underwriters’ discounts and direct transactional fees (including accounting, legal and printing) associated with the issuance of debt have been capitalized as deferred bond and loan issuance costs in the accompanying balance sheet and are being amortized to interest expense over the terms of the related debt. In order to record its debt instruments at the amount of the claim expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, the Company wrote off as reorganization expense the unamortized deferred bond and loan issuance costs associated with the TCH Notes and TAC Notes. Such write-off reflected these debt instruments at par value. Professional fees directly relating to the chapter 11 proceeding were expensed as incurred and recorded as reorganization expenses.

Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense was $881,000, $838,000 and $769,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Statements of Cash Flows

The following supplemental disclosures are made to the statements of cash flows.

	Year Ended December 31,
	2004	2003	2002
Cash paid during the year for interest	$8,423,000	$6,553,000	$1,909,000
Supplemental disclosure of noncash activities:
Fixed assets purchased under capital leases	$89,000	$115,000	$107,000

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment of FASB Statement No. 133. The Company recognizes derivatives on the balance sheet at fair value.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

It is the policy of the Company to identify on a continuing basis the need for debt capital and evaluate the financial risk inherent in funding the Company with debt capital. Reflecting the results of this ongoing review, the debt portfolio and hedging program of the Company is managed with the objective and intent to reduce the interest rate risk of the debt in accordance with certain debt management parameters. The Company enters into interest rate swap agreements to change the fixed/variable rate debt within the parameters established by management. In accordance with these parameters, the agreements are used to reduce interest rate risks and costs inherent in the Company’s debt portfolio. Accordingly, at December 31, 2002, the Company had an interest rate swap agreement to effectively convert variable-rate debt to fixed-rate debt. During 2003, in connection with the TCH debt refinancing (see Note 4), the interest rate swap was terminated (which resulted in a charge to interest expense of $938,000) in connection with the payment of the related debt obligation.

Other Assets

Trump Indiana, Inc. was assessed a sales and use tax on the purchase of the Trump Indiana vessel. Trump Indiana, Inc. made the payment on this assessment ($1,822,000) during the first quarter of 2002 in order to avoid incurring interest and penalties while Trump Indiana, Inc. was appealing the assessment. The payment of $1,822,000 had been capitalized and classified in other assets as management believed the amount to be fully recoverable upon the resolution of the appeal. During the first quarter of 2004, the Indiana Tax Court ruled in favor of Trump Indiana, Inc. as the tax court held that a boat assembled in Florida for use as a casino riverboat is not personal property and therefore not subject to sales and use taxation in Indiana. The Indiana Department of Revenue petitioned the matter for final review by the Indiana Supreme Court. On September 21, 2004, the Indiana Supreme Court overturned the Indiana Tax Court and ruled in favor of the Indiana Department of Revenue. As a result of this ruling, the Company transferred the $1,822,000 from other assets to fixed assets, as the tax represented a cost of preparing the asset for its intended use. Additionally, Trump Indiana, Inc. recorded a charge to depreciation expense for the three months ended September 30, 2004 of approximately $500,000. This charge represents the cumulative depreciation as if the sales and use tax had been capitalized into the cost of the vessel when it was acquired.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, deferred tax asset and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The book values of cash and cash equivalents, accounts receivable, accounts payable and debt instruments are considered to be representative of their respective fair values at December 31, 2004 and 2003.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

New Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an interpretation of ARB 51.” According to such interpretation, the primary objectives of this interpretation were to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities”) and how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the variable interest entity. This new model for consolidation applies to an entity in which either (i) the equity investors (if any) do not have a controlling financial interest; or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that the primary beneficiary, as well as all other enterprises with a significant variable interest in a variable interest entity, make additional disclosures. Adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, consolidated results of operations, or liquidity.

Reclassifications

Certain reclassifications have been made to the prior-year financial statements for them to be in conformity with the current-year presentation.

(3) Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31:

	2004	2003
Trade accounts payable	$1,527,000	$1,758,000
Accrued compensation and related expenses	1,571,000	1,076,000
Accrued progressive jackpot liability	308,000	532,000
Accrued property taxes, income taxes and other taxes payable	31,660,000	11,260,000
Other	3,495,000	1,537,000
	$38,561,000	$16,163,000

During January 2004, the Company received reassessment notices that increased the valuation of its property in Lake County Indiana where Trump Indiana is located. BHR also received reassessment notices. The reassessments, which affected the 2002 and 2003 calendar tax years, significantly increased the valuation of the assets. As a result of these assessments, the Company recorded a charge to operations during 2003 of approximately $6.3 million to reflect the increase in the assessed values. During 2004, the Company received the 2002 property tax rates and paid the tax bills related to 2002 during July 2004. There was a decrease in the property tax rate from 2001 to 2002 due to the significant upward revisions in the assessed values for the 2002 property tax year. The Company has not yet received property tax bills for the years ended December 31, 2003 or 2004. The 2003 property tax rates were legislated and published during the first quarter of 2005. The Company has developed its 2003 property tax accruals at December 31, 2004 based on the assessed values effective for the 2002 bills multiplied by the published tax rates for 2003. As 2004 rates have not yet been legislated, the Company developed its 2004 property taxes payable at the 2003 legislated rates with an assumed rate increase. The Company believes that an assumed increase in rates is reasonable for the 2004 tax year as it anticipates no significant upward revisions to the assessed values. As a result of the above, the Company recorded property tax expense of $6,910,000 and $2,369,000 for the years ended December 31, 2003 and 2004, respectively.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

(4) Long-Term Debt

Long-term debt consists of the following as of December 31:

	2004	2003
Notes payable to Trump Casino Holdings, L.L.C., interest rate of 11 5/8% and 17 5/8%, due 2010(a)	$50,558,000	$50,558,000
Note payable — riverboat and hotel
Note payable	—	580,000
Note payable(b)	851,000	3,575,000
Capitalized leases(c)	169,000	282,000
	51,578,000	54,995,000
Less current maturities	(960,000)	(3,476,000)
Less Long-term debt subject to compromise	(50,558,000)	(50,558,000)
	$60,000	$961,000

(a) In March 2003, TCH and TCF consummated a private placement of two issues of mortgage notes consisting of: (i) $425,000,000 principal amount of TCH First Priority Notes due March 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, sold at a price of 94.832% of their face amount for an effective yield of 12.75%, and (ii) $50,000,000 principal amount of TCH Second Priority Notes due September 15, 2010, bearing interest at a rate of 11.625% per year payable in cash, plus 6.0% through the issuance of payable-in-kind notes. As of December 31, 2004, the TCH Notes are technically in default based upon the matters described in Note 1. In order to record its debt instruments at the amount of the claim expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, the Company wrote off as reorganization expense the unamortized debt discount and deferred financing costs associated with the TCH Notes to record the debt at par value. Additionally, this debt has been classified as long- term debt subject to compromise on the December 31, 2004 balance sheet pursuant to SOP 90-7. In connection with the TCH Notes offering, Donald J. Trump purchased in a concurrent private offering, $15.0 million aggregate principal amount of additional TCH Second Priority Notes at the same purchase price at which the initial purchasers purchased such notes.

Pursuant to the indentures governing the TCH Notes, the interest rate on the TCH First Priority Notes will increase by 0.5% per annum if TCH’s First Priority Leverage Ratio for any fiscal year, commencing with the year ending December 31, 2003, exceeds 4.8 to 1.0, and by 1.0% per annum if the First Priority Leverage Ratio exceeds 5.3 to 1.0. Similarly, the rate of interest payable in cash on TCH Second Priority Notes will increase by 0.5% per annum or 1.0% per annum if the First Priority Leverage Ratio for any fiscal year, commencing with the year ending December 31, 2003, exceeds 4.8 to 1.0 or 5.3 to 1.0, respectively. For these purposes, the term “First Priority Leverage Ratio” for any year is defined generally as the ratio of (a) the total outstanding principal amount of the TCH First Priority Notes (plus other indebtedness, if any, ranking pari passu with the TCH First Priority Notes) as of December 31, of such year to (b) the Consolidated EBITDA of TCH, which equals, without duplication, the sum of consolidated net income, plus consolidated income tax expense, plus consolidated depreciation and amortization expense, plus consolidated fixed charges and non-cash charges related to regulatory write downs for the year. The First Priority Leverage Ratio for the years December 31, 2004 and 2003 resulted in increases in the interest rates on the TCH Notes of 1.0% and 1.0% respectively. Such increases are effective from and after March 15, 2004 to March 15, 2005 and March 15, 2005 to March 14, 2006 for the 2003 and 2004 calculations, respectively, at which point the rates of interest payable on the TCH Notes would be restored to their original levels, unless the TCH First Priority Leverage Ratio computation for 2005 results in an increase. If the Plan is consummated as discussed in Note 1, the interest rate increase for the year ended December 31, 2004 may not apply.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

(b) On May 30, 2003, Trump Indiana, Inc. entered into a loan agreement with a bank for $5,000,000. Proceeds from the loan were used to purchase slot equipment which secures the loan. The loan bears an interest rate of 4.25% and the loan amortizes over a 24 month period.

(c) Trump Indiana, Inc. entered into various capital lease obligations with interest rates ranging from 3.821% to 14.98%. These leases are due at various dates between 2004 and 2007 and are secured by underlying real property or equipment.

As of December 31, 2004, the present value of net minimum lease payments under capital leases are as follows:

2005	$115,000
2006	51,000
2007	11,000
177,000
Less amount representing interest	8,000
Present value of minimum lease payments	$169,000

(5) Operating Leases

The Company leases property and office equipment under operating leases. Rent expense for the years ended December 31, 2004, 2003 and 2002 was approximately $2,697,000, $1,812,000 and $1,006,000, respectively.

Future minimum lease payments under noncancelable operating leases are as follows:

2005	$3,898,000
2006	3,491,000
2007	3,422,000
2008	3,357,000
2009	3,291,000
Thereafter	8,724,000
$26,183,000

In September 2000, Buffington Harbor Parking Associates (BHPA) was formed as a 50/50 joint venture between Trump Indiana and an affiliate of Barden for the purpose of constructing and operating a parking garage. The estimated cost of the parking garage, including the land, was approximately $25,000,000.

BHPA separately leases the parking garage to each of (i) Trump Indiana pursuant to a parking lease, dated June 19, 2001 (the Trump Indiana Garage Lease), and (ii) Barden under a substantially identical lease agreement. The term of the Trump Indiana Garage Lease is until December 31, 2018. The rent installment, paid by Trump Indiana for the Trump Indiana Garage Lease, was approximately $8.8 million, which will be amortized on a straight-line basis over the term of the lease. In addition, Trump Indiana is obligated to pay BHPA a monthly rent equal to (i) 50% of BHPA’s debt service on the $17.1 million financing (the Financing) to build the parking garage and (ii) 50% of any construction costs incurred by BHPA in excess of the net proceeds of the Financing. In the event either party defaults on its rental obligation under its garage lease with BHPA, the other party will be obligated to pay rent in an amount sufficient to satisfy 100% of BHPA’s debt service obligations on the Financing. Rent expense related to the parking garage for the years ended December 31, 2004, 2003 and 2002 was $2,181,000, $3,120,000 and $829,000, respectively.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

(6) Income Taxes

Income tax expense for the year ended December 31, 2004 relates to state income taxes as a result of the following. In July 1999, the Indiana Department of Revenue (“the Department”) issued a letter of findings to an unaffiliated Indiana gaming company, which affects Indiana riverboat gaming companies, including Trump Indiana, Inc., to the effect that the Riverboat Wagering Tax (the “Tax”), a tax deducted in computing income subject to federal tax, is not deductible when computing Indiana adjusted gross income for state tax purposes. The unaffiliated entity that received the letter of findings, with the assistance of the Indiana Casino Association, of which Trump Indiana, Inc. is a member, contested the findings in the Indiana Tax Court on the basis that the Tax is an excise tax and, as such, should be excluded from Indiana’s add-back requirements (that is, it should be deducted in computing gross income for Indiana income tax purposes). In April 2004, the Indiana Tax Court found in favor of the Department. As a result of this ruling, Trump Indiana, Inc. recorded an income tax provision of approximately $19,108,000 during the first quarter of 2004 for the cumulative amount of taxes due since inception at Trump Indiana, Inc. as if state income taxes were computed by not deducting the Tax in calculating Indiana gross income. The members of the Indiana Gaming Association subsequently appealed the Indiana Tax Court’s decision to the Indiana Supreme Court. The Indiana Supreme Court refused, however, to grant review of the Indiana Tax Court’s decision. In October 2004, Trump Indiana, Inc. received a notification from the Department assessing approximately $17.0 million through 2002 in respect of this tax. On March 23, 2005, Trump Indiana, Inc. and the Department entered into a settlement agreement, pursuant to which Trump Indiana, Inc. would pay the Department $20,708,071 in consideration of amounts due, (i) $500,000 of which would be payable within five days of the execution of such agreement (which amount was paid upon execution of the settlement agreement), (ii) $500,000 of which would be payable on the first day of each month thereafter until the effective date of the Plan, and (iii) the balance of which would be payable on the effective date of the Plan. The Company has fully accrued the amount of the settlement as of December 31, 2004. The settlement agreement and the payments described above are subject to the approval of the Bankruptcy Court.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred income taxes consist of the following at December 31, 2004 and 2003:

	2004	2003
Deferred tax assets:
Net operating losses	$11,407,000	$9,382,000
Amortization of license costs	7,559,000	8,040,000
Other	7,067,000	1,601,000
Total deferred tax assets	26,033,000	19,023,000
Deferred tax liabilities:
Depreciation	(9,569,000)	(9,212,000)
Other	(999,000)	(999,000)
Total deferred tax liabilities	(10,568,000)	(10,211,000)
Net deferred tax assets	15,465,000	8,812,000
Valuation allowance	(15,465,000)	(8,812,000)
Net deferred taxes	$—	$—

As it is uncertain whether the Company will realize full benefit from its net operating tax losses, a valuation allowance has been provided.

The primary difference between the statutory federal income tax rate and the effective rate is due to the utilization of net operating loss carryforwards. The Company has a federal net operating loss carry forward of $24,490,000, which expires from 2018 to 2022.

As a result of the transactions discussed in Note 1, a portion of the net operating loss carryforwards may be utilized.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

(7) Commitments and Contingencies

Indiana Gaming Regulations

The ownership and operation of Riverboat gaming operations in Indiana are subject to strict state regulations under the Riverboat Gambling Act (the “Act”) and the administrative rules promulgated thereunder. The Company is required to renew its riverboat owner’s license with the Indiana Gaming Commission (“IGC”) on an annual basis. The IGC may place restrictions, conditions or requirements on the permanent riverboat owner’s license. An owner’s initial license expires five years after the effective date of the license, and unless the owner’s license is terminated, expires or is revoked, the owner’s license may be renewed annually by the IGC upon satisfaction of certain conditions contained in the Act. The IGC has adopted certain rules and has published others in proposed or draft form which are proceeding through the review and final adoption process. The IGC also has indicated its intent to predict what effect, if any, the amendment of existing rules or the finalization of new rules might have on the operations of the Company.

Trump Indiana Certificate of Suitability and City of Gary Development Agreement

As a condition to the Certificate of Suitability, Trump Indiana committed to invest approximately $153,000,000 in the Indiana Riverboat, including certain related projects of the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to continue riverboat operations as required by the IGC may result in revocation of the Certificate of Suitability. There can be no assurance that Trump Indiana will be able to comply with the terms of the Certificate of Suitability. As part of the $153,000,000 commitment discussed above, Trump Indiana is obligated to fund $21,000,000 of specific economic development and infrastructure projects of the City of Gary. This obligation was fully accrued over the initial five-year license period, which expired in 2001. As of December 31, 2004, $3,705,000 remains payable to the City of Gary related to the total $153,000,000 commitment discussed above. During 1998, the Company paid $10,000,000 for a surety bond which guarantees these mandated infrastructure payments. This amount has been reduced as improvements have been made, and approximately $2,191,000 (including interest) remains and is recorded as a current asset in the accompanying balance sheet at December 31, 2004. The Company anticipates the additional funding to complete the remaining commitment to the City of Gary will be made during 2005.

In addition, Trump Indiana established the Trump Indiana Foundation (“Foundation”), a private foundation founded for charitable purposes primarily within the City of Gary and Lake County, Indiana. Trump Indiana initially funded $1,000,000 to the Foundation and is required to make annual contributions of $100,000.

Gaming Taxes

Under Indiana’s gaming law prior to August 5, 2002, a tax was imposed on admissions to gaming excursions at a rate of $3 for each person admitted to the gaming excursion. Beginning on August 5, 2002, under Indiana’s gaming law, a $3 tax is imposed on admission to the gaming facility and no longer per excursion. For the years ended December 31, 2004, 2003 and 2002, the Company paid admission fees of approximately $5,218,000, $4,966,000 and $7,975,000, respectively.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

The State of Indiana also imposes a tax on adjusted gaming receipts, as defined. The amount of this tax was 20% through July 1, 2002; 22.5% from July 1, 2002 to August 5, 2002; and a graduated rate subsequent to August 5, 2002, as follows:

Gaming Receipts	Tax %
$ 0 - $ 25 million	15%
$25 - $ 50 million	20%
$50 - $ 75 million	25%
$75 - $150 million	30%
Over $150 million	35%

For the years ended December 31, 2004, 2003 and 2002, the Company paid State gaming taxes of approximately $34,866,000, $33,910,000 and $24,776,000, respectively.

During 2003, the State of Indiana passed a legislative bill that retroactively recalculated the amount of gaming wagering tax due to the State of Indiana. The amount of the assessment was $1.9 million and was recorded as gaming expenses in the statement of operations. Approximately half of this amount was paid in 2003 and the remaining portion was paid in 2004.

A tax is imposed by the City of Gary on the adjusted gaming receipts, as defined, at a rate of 4%. For the years ended December 31, 2004, 2003 and 2002, the Company paid $5,595,000, $5,382,000 and $5,140,000 to the City, respectively.

Legal Proceedings

On November 21, 2004, the Debtors filed voluntary petitions for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. As debtors-in-possession, the Debtors are authorized under chapter 11 to continue to operate their businesses while under the jurisdiction of the Bankruptcy Court. As of the petition date, pending litigation against the Debtors is generally stayed, and absent further order of the Bankruptcy Court, substantially all pre-petition liabilities of the Debtors are subject to settlement under a plan of reorganization. The Plan contemplates that general unsecured claims that are allowed by the Bankruptcy Court would be paid in full.

The United States trustee in the Debtors’ chapter 11 cases has appointed the Equity Committee to represent the interests of equity holders of THCR in connection with the cases. The Equity Committee had filed a number of motions opposing the Debtors’ chapter 11 cases and raised certain objections to the Plan (including a recommendation that each stockholder of THCR vote to reject the Plan) that were summarized in a letter enclosed with the solicitation materials accompanying the Disclosure Statement that was distributed to THCR’s stakeholders entitled to vote on the Plan. In addition, the Equity Committee and the Debtors had engaged in extensive litigation activities, including depositions, document requests and other discovery-related matters.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

On March 30, 2005, the Debtors, the Equity Committee and certain other parties executed a stipulation, pursuant to which the co-chairs of the Equity Committee, which hold over five million shares of THCR’s common stock and had originally voted against the Plan, agreed to withdraw such votes and instead vote in favor of the Plan, as amended. Based on such support, as well as the acceptances of the Plan already received from other stakeholders entitled to vote on the Plan, the Debtors believe they will receive acceptances from the requisite number and amount of claims and interests represented by creditors and stakeholders to confirm the Plan. The Debtors will emerge from bankruptcy if and when the Bankruptcy Court approves the Plan and all conditions to the consummation of the Plan have been satisfied or waived. There can be no assurance that the Bankruptcy Court will confirm the Plan or approve the other transactions contemplated in connection with the Plan.

Prior to the confirmation of the Plan by the Bankruptcy Court on April 5, 2005, DLJ Merchant Banking Partners III, L.P. (“DLJMB”) had filed a motion with the Bankruptcy Court therein objecting to the Plan and asserting a claim for $25 million, plus expenses of at least $1 million, against THCR and certain of its subsidiaries with respect to DLJMB’s proposed $400 million equity investment in THCR and which was abandoned by DLJMB in September 2004. DLJMB subsequently agreed to withdraw their objection to the Plan but reserved any of its rights to pursue such claim after the effective date of the Plan. THCR and certain of its subsidiaries also reserved their rights with respect to setoff DLJMB’s claim. THCR intends to vigorously defend any claims asserted by DLJMB and does not believe such claims will have a material impact on THCR’s financial position.

On February 8, 2005, certain individuals filed a complaint in the United States District Court for the District of New Jersey, Camden Division, against certain persons and organizations that included members of the Trump Capital Accumulation Plan Administrative Committee. In their complaint, the plaintiffs alleged, among other things, that such persons and organizations, who were responsible for managing the Trump Capital Accumulation Plan, a defined contribution employee benefit plan for certain employees of Taj Associates, Plaza Associates, Marina Associates (f/k/a Trump Castle Associates, L.P.) and Trump Indiana, Inc. (the “401(k) Plan”), breached their fiduciary duties owed to 401(k) Plan participants when THCR common stock held in employee accounts was allegedly sold without participant authorization if the participant did not willingly sell such shares by a specified date in accordance with the 401(k) Plan. The plaintiffs have brought this suit under the Employee Retirement Income Security Act of 1974, as amended, on behalf of themselves and certain other 401(k) Plan participants and beneficiaries and have sought to have the court certify their claims as a class action. In their complaint, the plaintiffs also seek, among other things, damages for losses suffered by certain accounts of affected 401(k) Plan participants as a result of such allegedly improper sale of THCR common stock and reasonable costs and attorneys’ fees. The parties entered into a stipulation pursuant to which the complainants agreed to withdraw their objection to the Plan but reserved their rights to pursue their claim against the administrators of the Trump Capital Accumulation Plan and the Debtors in the United States District Court for the District of New Jersey, Camden Division, subject to a maximum liability of $1.73 million. The Company believes the complaint to be without merit and intends to vigorously defend any claims asserted by the complainants, and does not believe such claims will have a material impact on the Company’s financial position.

TCH and its subsidiaries and certain of its employees have been involved in various legal proceedings. In general, TCH has agreed to indemnify such person against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

Various legal proceedings are now pending against TCH and its subsidiaries. TCH considers all such proceedings to be ordinary litigation incident to the character of its business. TCH believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

Other

Trump Indiana, Inc. is currently being audited by the IRS for the 1995 through 1997 tax years and for the 2002 and 2003 tax years. The 1995 through 1997 audit is currently with the appeals office of the IRS. The Company is vigorously opposing the preliminary assessments made by the IRS related to this audit and believes such assessments are erroneous. Although the Company believes the preliminary IRS assessments will be overturned through the appeals process and that the Company’s position will be sustained, significant amounts of potential federal and state tax liabilities would result if the Company’s appeals of such assessments were denied. The 2002 and 2003 IRS audit has only recently commenced and the Company does not anticipate any material tax liabilities resulting from this examination.

Self-Insurance Reserves

Self-insurance reserves are provided for the estimated amounts of uninsured claims related to workmen’s compensation and personal injury claims that have occurred in the usual course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

(8) Retirement Savings Plan

The Company participates in a retirement savings plan, the Trump Capital Accumulation Plan (the Plan) for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 30% of their earnings (as defined) to the Plan and the Company will match 50% of the first 6% of an eligible employee’s contributions. Employer contributions to the Plan for the years ended December 31, 2004, 2003 and 2002 were $276,000, $260,000 and $155,000, respectively.

(9) Transactions with Affiliates

Amounts due to THCR Holdings were repaid in connection with the TCH debt refinancing. Interest expense on the amounts due to THCR Holdings was $8,284,000, $6,068,000 and $1,479,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company was charged a management fee from THCR Holdings pursuant to a management fee agreement during 2002 and during 2003 until the TCH debt refinancing. At the time of the debt refinancing, the management fee agreement was assigned from THCR Holdings to TCH. Management fees paid pursuant to the management fee agreement were $6,038,000, $5,568,000 and $6,114,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

As of December 31, 2003 and 2004, Trump Indiana, Inc. had amounts due to Buffington Harbor entities of $2,189,000 and $3,267,000, respectively.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

Executive Agreement

On April 10, 2003, Mr. Trump, THCR and THCR Holdings entered into an Amended and Restated Executive Agreement (the “Amended Executive Agreement”). The Amended Executive Agreement amends and restates the Executive Agreement and is effective as of January 1, 2003. The Amended Executive Agreement was amended on September 17, 2003 to add Trump Atlantic City Associates as a party. Pursuant to the Amended Executive Agreement, Mr. Trump has agreed to act as the President and Chief Executive Officer of THCR and its subsidiaries, if requested. THCR has agreed to nominate Mr. Trump to serve as a director of THCR and, if elected, to appoint him as its Chairman. The initial term of the Amended Executive Agreement is three years and, thereafter, it is automatically extended so that the remaining term on any date is always three years, until such time during such rolling term that either party gives written notice to the other of its election not to continue extending such term, in which case the term shall end three years from the date of which such notice is given. THCR can terminate the Amended Executive Agreement if Mr. Trump fails to maintain various material casino gaming licenses and authorizations and the loss of such licenses has a material adverse effect on THCR and its subsidiaries.

Under the Amended Executive Agreement, Mr. Trump’s annual base salary is $1.5 million per year, beginning January 1, 2003. In addition, from and after January 1, 2003, Mr. Trump will be paid additional fixed compensation of $1.5 million per year if THCR achieves consolidated EBITDA (as defined) or $270 million in any year and incentive compensation equal to 5.0% of THCR’s consolidated EBITDA in excess of $270 million. The term “Consolidated EBITDA” means, with respect to THCR and its consolidated subsidiaries, for any period, an amount equal to the sum of (i) the net income (or loss) of THCR and its consolidated subsidiaries for such period determined in accordance with generally accepted accounting principles, consistently applied, excluding any extraordinary, unusual or non-recurring gains or losses, plus (ii) all amounts deducted in computing such net income (or loss) in respect of interest (including the imputed interest portions of rentals under capitalized leases), depreciation, amortization and taxes based upon or measured by income, plus (iii) other non-cash charges arising from market value adjustments and adjustments pertaining to contributions of deposits in each case in respect of CRDA bonds. Additional fixed compensation and incentive compensation for a given year shall not be deducted in determining net income of THCR for such year. Under the Plan, the Amended Executive Agreement would be terminated and Mr. Trump would enter into a new services agreement with THCR and THCR Holdings.

Donald J. Trump Investment Agreement

As described above, on January 25, 2005, THCR, THCR Holdings and Donald J. Trump entered into an investment agreement (the “DJT Investment Agreement”), pursuant to which Mr. Trump has agreed to invest $55 million in THCR Holdings and contribute approximately $16.4 million aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (including interest accrued thereon) in exchange for shares of common stock (or common stock equivalents) of recapitalized THCR in connection with the Plan. The Debtors and Mr. Trump expect to amend the DJT Investment Agreement in connection with the stipulation entered into on March 30, 2005 by the Debtors, the Equity Committee and certain other parties. Mr. Trump’s investment agreement also contains certain ancillary agreements to be executed with certain of the Debtors on the effective date of the Plan, including a services agreement, trademark license agreement (and related trademark security agreement), voting agreement, right of first offer agreement, warrant agreements and agreement assigning THCR Holdings’ 25% interest in the Miss Universe Pageant to Mr. Trump. The DJT Investment Agreement and related agreements are subject to the terms and conditions set forth therein and are subject to the approval of the Bankruptcy Court.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
Years Ended December 31, 2004, 2003 and 2002

(10) Consolidated Financial Statements of Debtors in Possession

In accordance with SOP 90-7, presented below are the consolidated financial statements of certain of the Debtors (Trump Indiana, Inc. and all of its subsidiaries) that filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Such financial statements have been prepared using standards consistent with the Company’s consolidated financial statements.

Supplemental Schedules

TRUMP INDIANA, INC.
Debtors in Possession

Consolidated Statement of Operations
Period from November 21, 2004 to December 31, 2004

2004
(In thousands)
Revenues	$13,106
Operating expenses	(9,669)
Depreciation and amortization	(792)
Reorganization expense	(2,132)
Income from operations	513
Interest income	8
Interest expense	(947)
Other	(616)
Loss before equity in loss from Buffington Harbor L.L.C. and provision for income tax	(1,042)
Equity in loss from Buffington Harbor, L.L.C	(264)
Loss before income taxes	(1,306)
Provision for income taxes	(400)
Net loss	$(1,706)

TRUMP INDIANA, INC.
Debtors in Possession

Consolidated Statement of Cash Flows
Period from November 21, 2004 to December 31, 2004

2004
(In thousands)
Cash flows from operating activities
Net loss from continuing operations	$(1,706)
Depreciation and amortization	792
Reorganization expense	2,132
Equity in loss in Buffington Harbor	264
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(142)
(Increase) decrease in inventories	91
(Increase) decrease in other current assets	(6)
(Increase) decrease in other assets	(403)
Increase (decrease) in accounts payable, accrued expenses, and other current liabilities	144
Increase (decrease) in other long term liabilities	(2)
Net cash flows provided by operating activities	1,164
Cash flows from investing activities
Purchases of property and equipment, net	(597)
Net cash flows used in investing activities	(597)
Cash flows from financing activities
Debt payments	(314)
Net cash flows used in financing activities	(314)
Net increase in cash and cash equivalents	253
Cash and cash equivalents at beginning of period	9,241
Cash and cash equivalents at end of period	$9,494